Filed pursuant to Rule 433

April 7, 2014

Relating to

Preliminary Prospectus Supplement dated April 7, 2014 to

Prospectus dated November 15, 2013

Registration Statement No. 333-192366

MetLife, Inc.

$1,000,000,000 3.600% Senior Notes due 2024

Final Term Sheet

April 7, 2014

Issuer:	MetLife, Inc. (“Issuer”)

Securities:	3.600% Senior Notes due 2024

Aggregate Principal Amount:	$1,000,000,000

Price to the Public:	99.992% of principal amount plus accrued interest, if any, from April 10, 2014

Gross Underwriting Discount:	0.45%

Proceeds to Issuer Before Expenses:	$995,420,000

Maturity Date:	April 10, 2024

Pricing Date:	April 7, 2014

Settlement Date:	April 10, 2014

Interest Payment Dates:	Semi-annually on April 10 and October 10 of each year

First Interest Payment Date:	October 10, 2014

Anticipated Ratings*:	A3 (Moody’s) / A- (S&P) / A- (Fitch)

Coupon:	3.600%

Benchmark Treasury:	UST 2.75% due February 15, 2024

Spread to Benchmark Treasury:	T + 90 bps

Benchmark Treasury Price and Yield:	100-13+; 2.701%

Yield to Maturity:	3.601%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Ranking:	Senior Unsecured

Redemption:	The Senior Notes will be redeemable at MetLife, Inc.’s option, in whole or in part, at any time and from time to time at a redemption price equal to the greater of 100% of the principal amount to be redeemed plus accrued and unpaid interest to, but excluding, the date fixed for redemption and the Make-Whole Redemption Amount calculated as described in the preliminary prospectus supplement at the rate of T + 15 bps.

CUSIP/ISIN:	59156R BH0 / US59156RBH03

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers:	BNP Paribas Securities Corp. HSBC Securities (USA) Inc. Mizuho Securities USA Inc. SMBC Nikko Securities America, Inc. U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322, Barclays Capital Inc. toll free at (888) 603-5847, Deutsche Bank Securities Inc. toll free at (800) 503-4611, J.P. Morgan Securities LLC collect at (212) 834-4533, or Morgan Stanley & Co. LLC at (866) 718-1649.